Exhibit (a)(1)(D)

FORM OF E-MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE (From Exchange mailbox)

April 24, 2009

Dear [Eligible Employee Name],

We are pleased to announce that Isilon Systems, Inc. is officially launching a one-time stock option exchange program, referred to as the offer, on April 24, 2009. The offer and withdrawal rights will remain open until May 22, 2009 at 5:00 p.m., Pacific Time, unless the offer is extended. You can elect to participate in the offer with respect to your “eligible options” (as defined below).

An option is an “eligible option” if it meets each of the following conditions:

(i)	The option was granted under the Isilon Systems, Inc. Amended and Restated 2001 Stock Plan or the Isilon Systems, Inc. 2006 Equity Incentive Plan.

(ii)	The option was granted with an exercise price per share greater than $5.15.

(iii)	The option is held by an individual who is, on the date of grant for the new option, a current employee of Isilon (or any Isilon subsidiary). However, our executive officers and the members of our board of directors are not eligible to participate.

(iv)	The option is outstanding on the expiration date of the offer.

Information about your eligible options is available at the offer website located at: https://isilon.equitybenefits.com. The offer website also contains detailed information about the offer and election forms to participate in the offer. Please read and carefully consider all of this information. If you are not able to access the website, please send a request for additional copies of the offering materials and election forms to equitybenefits@isilon.com.

The specifics of the program are described in the “Schedule TO - Tender Offer Statement Filed with the SEC” and the related exhibits. The “Schedule TO - Tender Offer Statement Filed with the SEC” is available by clicking on this link: https://isilon.equitybenefits.com/Documents/Schedule_TO.pdf. We urge you to read the “Schedule TO - Tender Offer Statement Filed with the SEC” and the related exhibits carefully.

You may e-mail equitybenefits@isilon.com with any questions.

Key Steps

In order to participate in the offer, please follow these steps:

•	Log on to the offer website at https://isilon.equitybenefits.com.

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To access the offer website, use your User Name, which is the first two letters of your legal first name and your full last name, with no spaces. Your Password is the date of your birth in the format of mmddyyyy. If you have difficulties logging in, please e-mail equitybenefits@isilon.com.

•	Review the list of your eligible options and carefully read the documents contained on the website.

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Click on the MAKE AN ELECTION button to proceed with your election and follow the directions on the offer website. When you reach the election form, you will need to check the appropriate boxes next to each of your eligible options to indicate whether you are going to elect to participate in the offer for each eligible option.

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After completing the election form, you will be allowed to review the elections you have made for your eligible options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the print confirmation page.

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Please print and keep a copy of your election confirmation for your records. You will also receive an e-mail confirming your election. If you do not receive this e-mail within 2 business days following the date of your election, please contact equitybenefits@isilon.com.

If you do not make your election through the offer website, your properly signed and completed election form must be received by fax at (206) 777-7855 by 5:00 p.m., Pacific Time, on May 22, 2009.

Although the Board of Directors has approved the offer, neither we nor the Board of Directors make any recommendation as to whether you should accept or refrain from accepting the offer. You must make your own decision about the offer, taking into account your own personal circumstances and preferences. You should carefully review the materials provided or referred to in this package. We recommend that you consult with your personal financial, tax and legal advisors in deciding whether to accept the offer.

KEY DATES TO REMEMBER

The commencement date of the offer is April 24, 2009.

The offer expires at 5:00 p.m., Pacific Time, on May 22, 2009 (unless we extend the offer).

The eligible options that have been tendered will be cancelled on May 22, 2009 or, if the offer is extended, the date of the expiration of the offer.

The new options will be granted on May 22, 2009 or, if the offer is extended, the new expiration date of the offer.